MANAGEMENT SERVICES AGREEMENT

BETWEEN:

ALGERNON NEUROSCIENCE INC., a company incorporated pursuant to the laws of the Province of British Columbia, with an office at., 400 - 601 West Broadway, Vancouver, British Columbia V5Z 4C2.

(the "Company")

AND:

ALGERNON PHARMACEUTICALS INC., a company incorporated pursuant to the laws of the Province of British Columbia, with an office at 400 - 601 West Broadway, Vancouver, British Columbia V5Z 4C2.

(the "Manager")

(each a "Party", as the context requires, and collectively the "Parties")

WHEREAS:

A. The Company is engaged in the business of clinical stage drug development;

B. The Company is looking continue to engage the Manager to provide executive, management, accounting and research and development services to the Company; and

C. The Manager has agreed to such engagement, on a contract for service basis on the terms set out in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Parties) the Parties agree as follows:

1. Term

1.1. This Agreement will commence as of December 20, 2024 and will continue on for a period of two (2) years until December 19, 2026 (the "Term"). The Agreement will expire without notice or further obligation to the Manager at the end of the Term, unless extended by the Parties as provided for below, or unless terminated earlier in accordance with the termination provisions in this Agreement.

1.2. Should either Party seek to extend this Agreement, the Party seeking an extension shall deliver a written notice to the other Party at least sixty (60) days prior to the expiry of the Term requesting an extension of the Agreement on terms and conditions to be agreed between the Parties. If the Parties are unable to reach an agreement on the extension of the Agreement prior to the expiry of the Term, then this Contract will expire at the end of the Term without notice or further obligation owing by either Party.

2. Engagement and Scope of Services

2.1. During the term of the Agreement, the Manager will provide the executive, management, accounting and research and development services to the Company as further set out in Schedule "A" to this Agreement (the "Services"), and such other services as requested by the Company from time to time.

2.2. The above Services shall be subject to change by mutual agreement of the parties. The Parties shall conduct an annual review of the scope of such Services for the purpose of determining whether any changes are necessary and/or desirable. If such a review is not conducted and/or if the Parties cannot agree to any change in the scope of the Services, the Manager shall continue to provide the Services listed above or, if any changes have been previously agreed, in accordance with such agreement.

2.3. The Manager will, throughout the term of this Agreement, provide the Services as required. The provision of the Services will be delivered by employees, management or business advisors under the direction of the Manager and its affiliates (collectively, the "Service Providers").

2.4. The Manager will ensure that the Services are performed reasonably, promptly and efficiently, and that the Service Providers will devote their best efforts, skills and attention to the performance of the Services in accordance with reasonable standards of work required for such services.

2.5. The Manager represents that the Service Providers have the required qualifications, skills and experience to provide the Services and will comply with all applicable statutes and regulations and the lawful requirements and directions of any governmental authority having jurisdiction with respect to the Services.

2.6. The Manager represents and warrants that the Manager and the Service Providers are not subject to any contractual or other restriction or obligation that will in any manner limit the Manager's obligations under this Agreement or continuing obligations to any person (a) with respect to any work product in any way related to the Services and other company business that exists as of the date of this Agreement or (b) that requires the Manager to disclose any information or data under this Agreement.

2.7. The Manager and the Service Providers may provide services to other clients during the term of this Agreement, provided that such activities do not interfere or conflict with the Manager's obligations to the Company under this Agreement.

2.8. The Manager acknowledges and agrees that the ongoing engagement under this Agreement is conditional upon the Manager receiving and maintaining throughout the term of this Agreement all required regulatory and governmental licenses and approvals, as applicable.

3. Performance

3.1. The Manager will carry out all lawful instructions and directions from time to time given to the Manager by the Company in respect of performance of the Services.

4. Nature of Engagement

4.1. This is a contract for services. The Manager acknowledges and agrees to provide the Services to the Company as an independent Manager and not as an employee, agent or partner of the Company. Nothing in this Agreement or in the conduct of the Parties in relation to this Agreement shall be deemed or construed as creating any relationship (whether as employer/employee, agency, joint venture, association or partnership) except as expressly agreed in this Agreement.

5. Compensation

5.1. Fees. During the Term of the Agreement, the Company will pay the Manager $350,000 USD per year (the "Fee").

5.2. Expenses. The Company will reimburse the Manager for any approved expenses and disbursements actually and properly incurred by the Manager in the course of providing the Services. The Manager will attach to the Manager's invoice for any period in which such expenses are incurred, an itemized report together with original receipts for such expenses or disburse.

5.3. Invoices. The Manager will invoice the Company quarterly in advance, with such details as to Services to be rendered and Fees and any expenses payable under this Agreement for Services rendered during the previous quarterly period. The Company will pay such invoice upon receipt, and no more than 15 days after receipt.

5.4. The Company and the Manager acknowledge and agree that all payments by the Company under this Agreement (including the Fee) will not include or be subject to any deductions. The Manager will be responsible for paying all taxes and making any and all payments and remittances that may be required by any governmental agency on account of payments made under this Agreement, including any payments: for GST and/or PST, under the Income Tax Act (Canada), under the Employment Insurance Act (Canada), under the Canada Pension Plan Act (Canada), under the Income Tax Act (BC), under the Employment Standards Act (BC) or any other similar statute of Canada or a province or territory thereof, in connection with the provision of the Services. The Manager agrees that such remittances will be made in strict accordance with the Manager's statutory obligations.

5.5. The Manager shall be entitled to receive stock options ("Options"), subject to approval by the Board of Directors of the Company, pursuant to the Company's Stock Option Plan. The Manager shall have sole discretion in allocating these Options amongst the Service Providers.

6. Termination

6.1. Termination with Notice. Either Party may terminate the Agreement at any time upon providing 90 days written notice to the other Party.

6.2. Termination for Insolvency. Either Party may terminate the Agreement immediately if the other Party becomes insolvent or makes an assignment for the benefit of creditors or is adjudged bankrupt or a receiver or trustee is appointed for such other party or any of its property.

6.3. Immediate Termination for Breach. The Parties may terminate this Agreement at any time during the Term, without notice or any payment in lieu thereof, as follows:

a. either Party may terminate this Agreement for any material breach by the other Party of a provision of this Contract, including non-payment of the Fee where the breaching Party fails to remedy such failure to the satisfaction of the other Party within a reasonable period of time after receiving notice of such failure; or

b. the Company may terminate this Agreement for:

i. any act, omission, or behaviour by the Manager or any of the Service Providers that would constitute just cause for dismissal of an employee at common law; or

ii. any failure by the Manager to provide the Services in a competent manner, where the Manager fails to remedy such failure to the satisfaction of the Company within a reasonable period of time after receiving notice of such failure.

In the event that a Party terminates on this basis, the terminating Party will have no further obligation to the other Party upon the termination of the Agreement, save and except any Fees and any expenses actually and properly incurred by the Manager for the period up to, and including, the date of termination of the Agreement.

6.4. Termination upon Change of Control. In the event of a Change in Control, as defined below, the Agreement may be terminated at the sole and absolute discretion of the Manager by providing a 90 day notice period. In the event the Agreement is terminated as a consequence of a Change in Control, the Manager will be entitled to receive an amount equal to two years of the Fee in effect under this Agreement at the time the notice is provided by the Manager.

"Change of Control" means the occurrence of any event that results in the Manager owning less than 51% of the Company.

6.5. Outstanding Payments. Upon termination of the Agreement for any reason, the Company will pay to the Manager any and all money owing to the Manager up to and including the date of termination.

7. Confidentiality

7.1. The Manager acknowledges and agrees that, in this Agreement "Confidential Information" means information disclosed or accessible to the Manager or the Service Providers or acquired by the Manager or the Service Providers as a result of the this Agreement with the Company and which is not in the public domain or otherwise required to be publicly disclosed by applicable law (including, but not limited to, applicable securities laws) and includes, but is not limited to, information relating to the Company's or any of its affiliates' current, future or proposed products/services, development of new or improved products/services, marketing strategies, sales or business plans, the names and information about the Company's past, present and prospective customers and clients, the Company's employees (including, without limitation, compensation information and performance reviews), employee handbooks and documents related to the Company's internal processes and procedures, source code, inventions, discoveries, business methods, trade secrets, compositions, technical data, records, reports, presentation materials, interpretations, forecasts, test results, formulae, projects, research data, personnel data, compensation arrangements, budgets, financial statements, office plans, contracts and commercial documents, suppliers, manufacturers and any information received by the Company from third parties pursuant to an obligation of confidentiality.

7.2. While engaged by the Company and following the termination of the Agreement (whether such termination is voluntary or involuntary, lawful or unlawful), the Manager or the Service Providers shall not directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein and shall only use or disclose any Confidential Information in the proper performance of the Services. The Manager agrees and acknowledges that the Confidential Information of the Company is the exclusive property of the Company to be used exclusively by the Manager to perform the Services and to fulfill the obligations to the Company and not for any other reason or purpose. Therefore, the Manager agree to hold all such Confidential Information in trust for the Company, and the Manager further confirms and acknowledges the Manager's duty to use the Manager's best efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever.

7.3. Notwithstanding the generality of Section 7.2, the Manager shall have the right, upon agreement by the Company, to use the Confidential Information in any Voluntary Disclosure. For the purposes of this Agreement, "Voluntary Disclosure" shall include news releases, public announcements and shareholder presentations.

7.4. The Manager agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Manager hereby agrees to give notice immediately to the Company of any unauthorized use or disclosure of Confidential Information of which the Manager becomes aware.

7.5. The Manager further agrees to assist the Company in remedying any such unauthorized use or disclosure of Confidential Information. In the event that the Manager is required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, by law, valid court order or subpoena, the Manager will, prior to disclosing such Confidential Information, provide the Company with prompt written notice of such request(s) or requirement(s) so that the Company may seek appropriate legal protection or waive compliance with the provisions of this Agreement. The Manager will not oppose action by, and will cooperate with, the Company to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

8. Title and Ownership of Research

8.1. The Parties agree and acknowledge that all right, title and interest in and to the results of activities carried out by the Service Providers pursuant to this Agreement or otherwise in fulfillment of the Manager's obligations hereunder, including any invention, patent or patent application, product, material, method, discovery, composition, process, technique, know-how, data, information or other result, and further including any governmental or regulatory filing submitted, or approval, license, registration, or authorization obtained by the Company in respect of the subject matter of this Agreement, shall vest solely in the Company.

9. Indemnification

9.1. The Parties will indemnify the other Party, its officers, directors, employees and assigns from and against all actions, costs, damages, expenses, fees (including reasonable legal fees and disbursements), liabilities and losses arising out of the Parties' conduct in the performance of its obligations under this Agreement where such conduct is deemed as gross negligence and/or willful malfeasance.

10. General

10.1. Entire Agreement. This Agreement and any documents referenced herein contains the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether oral or written and whether express or implied, between the Parties hereto.

10.2. Modification. Any modification or amendment to this Agreement must be in writing and signed by the Parties or it shall have no effect and shall be void.

10.3. Personal Information. The Manager acknowledges that the Company will collect, use and disclose personal information of the Manager and the Service Providers for business related purposes and/or in compliance with applicable laws. The Manager consents to the Company collecting, using and disclosing personal information of the Manager for business related purposes and/or in compliance with applicable laws.

10.4. Notices. Any notice to be given under this Agreement will be in writing and will be duly and properly given if delivered by hand or by registered or certified mail, at the address for the intended recipient as provided by a Party. Any notice will be deemed to be received when delivered at the address specified in this section or on the fifth (5th) business day following the date on which such communication is posted, whichever occurs first.

10.5. Governing Law. This Agreement shall be governed by and interpreted exclusively in accordance with the laws of British Columbia, and the courts of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

10.6. Severability. All paragraphs and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid, unenforceable, or void by a court of competent jurisdiction, such paragraphs or covenants shall be severed and the remainder of the Agreement shall remain in full force and effect.

10.7. Assignment. This Agreement will not be assigned by any Party hereto; provided however, that any change or changes in the name, authorized share structure or any amalgamation of the Company with any other company will not be or be deemed to be an assignment by the Company hereunder.

10.8. Survival. The provisions of Sections 7,  8 and 9 will indefinitely survive any termination of this Agreement.

10.9. Legal Advice. The Manager acknowledges that it has been given an opportunity to seek independent legal advice with respect to the terms of this Agreement prior to its execution and the Manager affirms that he understands the terms, rights and obligations under this Agreement.

10.10. Counterparts. This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day set out below.

ALGERNON NEUROSCIENCE INC.

Per: /s/ Christopher Moreau

  Name: Christopher Moreau

  Title: Chief Executive Officer

DATE: December 20, 2024

ALGERNON PHARMACEUTICALS INC.

Per: /s/ James Kinley

Name: James Kinley

Title: Chief Financial Officer

DATE: December 20, 2024

SCHEDULE A

SERVICES

The Manager will provide the following:

Executive Management Personnel

1. The Manager will provide executive management personnel to the Company which may include the following:

a. Chief Executive Officer;

b. Chief Financial Officer; and

c. Vice President of Research and Operations

 (the "Executive Personnel")

The Manager must, at all times, provide the minimum required officers required under British Columbia corporate law.

2. The Executive Personnel will provide management services, including:

a. overseeing budgeting and financial decisions for the business;

b. lease and property administration;

c. overseeing management of day-to-day business operations;

d. client database and relationship management;

e. managing marketing services; and

f. overseeing research and development operations.

and other services commonly associated with their roles.

Accounting and Finance Services

3. The Manager will provide accounting and financial services, including:

a. book-keeping services;

b. recording or summarizing financial transactions;

c. payroll;

d. tax return preparation;

e. reviewing or compiling financial statements;

f. assistance to complete annual audits of financial statements, if required; and

g. analyzing or verifying financial information.

Research and Development

4. The Manager, through the Executive Personnel, will manage the research and development programs of the Company, including any clinical trials in those programs, including:

a. planning and implementing research programs and protocols;

b. developing and overseeing clinical trials;

c. overseeing the development of new products;

d. manage staffing and personnel needs on research and development team; and

e. report on outcomes and observations of research programs and clinical trials.

Additional Services

5. The Manager will also provide access to Algernon Pharmaceuticals' consultant network to provide additional services as needed.